Exhibit 10.1

FIRST AMENDMENT TO

COMMERCIAL OUTSOURCING SERVICES AGREEMENT

This First Amendment to the Commercial Outsourcing Services Agreement (this “Amendment”) is between AMAG Pharmaceuticals, Inc. (the “Company”) and Integrated Commercialization Solutions, Inc. (“ICS”).  This Amendment is effective as of April 14, 2011 (the “Amendment Effective Date”).

RECITALS

A.    The Company and ICS are parties to a Commercial Outsourcing Services Agreement dated October 2008 (the “Agreement”);

B.    Pursuant to the Agreement, among other things, the Company engaged ICS to perform commercialization services for certain pharmaceutical products; and

C.    The parties now wish to amend the Agreement in certain respects.

AMENDMENT

NOW THEREFORE, the parties agree as follows:

1.     Defined Terms.  Capitalized terms in this Amendment that are not defined in this Amendment have the meanings given to them in the Agreement.  If there is any conflict between the Agreement and any provision of this Amendment, this Amendment will control.

2.     Term.  For clarification, the parties agree that Effective Date under the Agreement is defined as October 29, 2008.

3.     Government Contracting.  ICS will not perform Government Contracting and Reporting Services under the Agreement, and the Company will engage Clinical Information Systems Consulting, LLC (“CIS Consulting”) to perform these services.  In connection with the transition from ICS to CIS Consulting:

a.     All references to Government Contracting and Reporting Services in the Agreement and Exhibit I to the Agreement are deleted.

b.     ICS will provide a credit to the Company for data integration services performed by CIS Consulting on a time and materials basis, up to a maximum of $20,000.

c.     ICS will provide a credit to the Company for monthly government pricing calculations performed by CIS Consulting, in the amount of $4,666.67 (based on a quarterly fee of $14,000).  ICS will pay for these services for the entire First Quarter of 2011.

d.     ICS will provide a credit to the Company for monthly state Medicaid & Medicaid managed care claims processing government pricing calculations performed by CIS Consulting, in the amount of $2,833.33 (based on a quarterly fee of $8,500).  ICS will pay for these services beginning in the month of April 2011.

e.     The credits to be provided by ICS to the Company under this Section will be reflected on the monthly invoices submitted by ICS to the Company for the period from the Amendment Effective Date through October 29, 2011.  ICS will issue monthly credits but will require copies of the invoices from CIS for the specified services at the end of each quarter for our auditing purposes. The parties acknowledge and agree that the total credits which shall be issued to Company by ICS shall be approximately $81,833.33. The parties further acknowledge and agree that, notwithstanding anything herein to the contrary, in the event that the Agreement is terminated without cause by ICS, or expires before Company has received all the credits due to it as described in Section 3(b), (c) and (d) above, ICS shall pay Company the remainder of any credits due to Company in the form of a lump sum payment within thirty (30) days after the Agreement has terminated or expired.

4.     No Other Changes.  Except as otherwise provided in this Amendment, the terms and conditions of the Agreement will continue in full force.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

Integrated Commercialization Solutions, Inc.	AMAG Pharmaceuticals, Inc.

By:	By:

Name:	Name:

Title:	Title:

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